Exhibit 99.1

PARKWAY
Acquisition Corp.
Combining Bank of Floyd
& Grayson National Bank

Parkway Acquisition Corp announces cash dividend;
Quotation on OTC Markets

FLOYD, VA., August 31, 2016 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (the "Company") (OTC Pink: PKKW), the holding company for Grayson National Bank and its Bank of Floyd division, today announced the declaration of a cash dividend on the Company's common stock of $0.06 per share, payable September 30, 2016, to shareholders of record on September 15, 2016.

In addition, the Company announced that its common stock has been approved, effective immediately, for quotation on the OTC Markets Group's OTC Pink Market under the symbol "PKKW."

The Company's shareholders that were shareholders of Grayson Bankshares, Inc. and Cardinal Bankshares Corp. before the merger of those companies with and into the Company on July 1, 2016, should have received a letter from the Company's transfer agent, Computershare, with information about stock certificate exchange process.  Please be advised that failure to complete this process prior to the September 15, 2016 record date could result in a delay in receipt of dividends until your Grayson or Cardinal stock certificates are surrendered.  If you need assistance with the process, please feel free to ask one of our branches for help, and they will put you in contact with one of several individuals internally who can assist you with this process.

About Parkway Acquisition Corp.

Parkway Acquisition Corp., through its wholly-owned subsidiary Grayson National Bank and its Bank of Floyd division, provides individuals and small to medium sized businesses with a wide range of banking services including checking and savings accounts, commercial, installment, mortgage and personal loans, credit and debit cards, internet banking, mobile banking, and other associated services.  Grayson National Bank serves the Roanoke and New River Valleys, Grayson, Floyd and Carroll Counties in Virginia and the surrounding areas of Virginia and North Carolina through 17 banking offices and one loan production office.  The Company's common stock is quoted on the OTC Markets Group's OTC Pink Market under the symbol PKKW.

Contacts:	Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP and CFO – 276-773-2811